                                                                     EXHIBIT 8.1

                               MORRISON & FOERSTER LLP
                                   ATTORNEYS AT LAW

                                  425 MARKET STREET
                         SAN FRANCISCO, CALIFORNIA 94105-2482

                                                                ________  , 1998

Digital Microwave Corporation
170 Rose Orchard Way
San Jose, CA 95134

     Re: Agreement and Plan of Reorganization and Merger, dated as of July 22, 1998, by and among Digital Microwave Corporation, a Delaware Corporation, Iguana Merger Corp., a Washington corporation, and Innova Corporation, a Washington corporation

Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 6.01(d) of the Agreement and Plan of Reorganization and Merger, dated as of July 22, 1998 (the "Merger Agreement"), by and among Digital Microwave Corporation, a Delaware corporation ("DMC"), Iguana Merger Corp., a Washington corporation and a wholly owned subsidiary of DMC ("Sub") and Innova Corporation, a Washington corporation ("Innova"). Pursuant to the Merger Agreement, Sub will merge with and into Innova (the "Merger"). As a result of the Merger, Innova will become a wholly owned subsidiary of DMC and the former shareholders of Innova will receive shares of DMC Common Stock, all on the terms set forth in the Merger Agreement.

     The Merger Agreement and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 filed by DMC with the Securities and Exchange Commission (the "Registration Statement"), which includes the Proxy Statement/Prospectus of DMC and Innova (the "Proxy Statement/Prospectus"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Proxy Statement/Prospectus.

     We have acted as legal counsel to DMC and Sub in connection with the Merger. As such, and for purposes of rendering this opinion, we have examined (or will examine on or prior to the Effective Time) and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

     In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement, (ii) that all representations and warranties made by DMC and Innova in the Merger Agreement, as well as those representations made in the certificates of representations provided to us by DMC and Innova are, and at the Effective Time will be, true and complete in all material respects, and (iii) that any representation made "to the knowledge" or similarly qualified is correct without such qualification. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of the signatories.

     The conclusions expressed herein represent our judgement of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings and other pronouncements of the Internal Revenue

                               MORRISON & FOERSTER LLP

Digital Microwave Corporation
____________, 1998
Page Two



Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusions expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof, or if all the representation, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion are incorrect, our opinion might be adversely affected and may not be relied upon.

     Based upon and subject to the foregoing, we are of the opinion that:

     (1) The Merger will be a "reorganization" within the meaning of Section 368(a) of the Code; and

     (2) DMC and Innova will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 6.01(d) of the Merger Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,
                                        DRAFT
                                        Morrison & Foerster LLP